EXHIBIT 99.1

Via Electronic and U.S. Mail

April 27, 2006

Mr. Daniel Loeb

Third Point LLC

390 Park Avenue

New York, NY 10022

Dear Dan,

We are in receipt of your letter dated April 21, 2006. We appreciate your opinions and always carefully consider the views of our shareholders.

You should know that our Board takes its fiduciary duties to all of our shareholders seriously and is always open to exploring ideas designed to enhance shareholder value. In that regard, the Board will carefully review the suggestions made in your letter with its legal and financial advisors. If you think it could be constructive, representatives of the Company will meet with you to obtain first hand your perspectives on the suggestions made in your letter.

Sincerely,

Paul M. Feeney
Executive Vice President of Finance
& Chief Financial Officer